Exhibit 99.2

 Alliance Data NYSE: ADS  Second Quarter 2019 ResultsJuly 18, 2019

 11  2  Forward-Looking StatementsThis presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding strategic initiatives, the expected use of proceeds from the Epsilon® divestiture, our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Further risks and uncertainties include, but are not limited to, the impact of strategic initiatives on us or our business if any transactions are undertaken, and whether the anticipated benefits of such transactions can be realized as well as whether or if any share repurchases, including tender offers, are undertaken.Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

 Agenda  Speakers: Rob Minicucci Board Chairman Melisa Miller President and CEO Tim King EVP and CFO Charles Horn EVP and Vice Chairman Consolidated ResultsSegment Results2019 Updated Guidance  1  3

 Q2, 2019 Consolidated Results(MM, except per share)  2  4    Quarter Ended June 30,          2019  2018  % Change    Revenue  $1,348  $1,397  -3%    Income from continuing operations  $142  $224  -36%    Income from continuing operations per diluted share (EPS)  $2.71  $4.04  -33%    Core EPS  $3.83  $4.37  -12%              Adjusted EBITDA  $414  $457  -9%    Adjusted EBITDA, net  $310  $365  -15%              Diluted shares outstanding  52.6  55.4      *************************************************************************************(Including discontinued operations)          Net income  $139  $218  -36%    Net income per diluted share  $2.64  $3.93  -33%

   Quarter Ended June 30,          2019    2018  % Change  Revenue:           LoyaltyOne®  $251    $249  +1%   Card Services  $1,097    $1,148  -4%     $1,348    $1,397  -3%            Adjusted EBITDA, net:           LoyaltyOne  $51    $69  -27%   Card Services  $287    $336  -14%   Corporate/Other  ($28)    ($40)       $310    $365  -15%            Q2, 2019 Segment Results(MM)  5  LoyaltyOne revenue increased 10 percent adjusting for unfavorable FX and shift to net revenue presentationCorporate expenses are declining as expected with divestiture of Epsilon

 Q2, 2019 Card Services  6    Quarter Ended June 30,          2019  2018  % Change    Credit Sales  $7,551  $7,568  0%    Average Card Receivables 1  $16,798  $17,570  -4%    End of Period Receivables  $17,615  $17,985  -2%    Total Gross Yield % 2  23.9%  24.9%  -0.9%    Operating Expense % 3  9.4%  9.1%  +0.3%    Principal Loss Rate  6.1%  6.4%  -0.3%    Delinquency Rate  5.2%  5.5%  -0.3%    Return on Equity  31%  30%  1%    1 Normalized A/R which includes held-for-sale receivables, and is the denominator and driver for revenue and operating expenses, was $18,335 versus $18,468 for Q2 2018, -1%.2 Revenue divided by normalized card receivables.3 Excludes mark-to-market on held-for-sale receivables.  Credit Sales in line with expectations as we anniversary strategic divestitures, Active Credit Sales +8%Active A/R up 11% year over year as program start-ups and acquisitions continue to deliverPrincipal losses and delinquency rates continue to reflect stable, year-over-year improvement

   Quarter Ended June 30,          2019  2018  % Change    Revenue  $1,097  $1,148  -4%              Operating Expenses  $472  $437  +8%    Provision for Loan Losses  $257  $312  -17%    Funding Costs  $105  $92  +14%    Earnings before taxes  $263  $307  -14%    Adjusted EBITDA, net   $287  $336  -14%    Revenue is down due to timing of new program launches and anniversary of divested programsOperating Expenses driven by mark-to-market on held-for-sale receivables and investment for new partner launches  Q2, 2019 Card Services  7

   2019G    2018A                    Revenue  $5.8bn    $5.6bn     +4%                   Core EPS             Reported  $19.50 to $19.75    $19.49     Flat to +1%   Pro forma   >$22.67    $22.72                   2019 Updated Guidance  8  Reported core EPS assumes partial-year benefits from the $700 to $750 million modified “dutch auction” tender and completed cost reductions. Timing and share price considerations will impact the final reported earnings. Pro forma core EPS assumes full-year benefit of $1.1 billion in share repurchases and projected cost reductions. The Company expects the run-rate to be accretive to the initial $22.00 per share guidance for 2019.

Card Services Outlook

- Tracking to end 2019 at greater than $20 billion in card receivables
- Credit quality is stable and tracking to guidance
- Deliberate investment in a wider range of healthy verticals
  - 2015 to 2019 signings now $5.6 billion in average receivables
  - 2015 to 2018 signings grew credit sales at +25 percent year-over-year and +31 percent in average receivables
  - Strong 2019 new client signings including Academy, Burlington, Carters, Houzz and Sephora
- Focus is on strategy and evolving Card Services
  - Investment in consumer deposit platform, over $700 million in deposits, will provide long-term funding leverage
  - Significant opportunity to capture healthy market share in both traditional and new verticals

AllianceData.

©2019 ADS Alliance Data Systems, Inc.
Confidential and Proprietary

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10  Card Services Overview

 11  Card Services Overview

 12  12  Financial MeasuresIn addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, restructuring or strategic transaction costs, amortization of debt issuance and hedging costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

 Q & A  13